Exhibit 99.1

AITX Highlights AI-Driven Software Development Efficiencies and Near-
Term ROAMEO Deployments

Company Reports Operational Efficiencies in Software Development and Progress on
ROAMEO, SARA, and RIO Initiatives

Detroit, Michigan, August 18, 2025 - Artificial Intelligence Technology Solutions, Inc. (the Company), (OTCID:AITX), today provided an update on recent developments in its software operations and product deployment activities.

AITX

Artificial Intelligence Technology Solutions Inc.

$AITX aitx.ai

ROAMEO Deployments on the Horizon
AI Revolution Reshaping Software Development
SARA and RIO Momentum Building
AITX

Steve Reinharz, CEO, CTO and founder of AITX, shared in his weekly update that AI programming tools have irrevocably changed the Company's software development operations. "Software development has irrevocably changed. It has irrevocably changed over the last few months with AI building tools. This allows us to produce more and better code with many, many, many fewer people. And this is going to continue to accelerate over the next few months. And really, my expectation in the next 6 to 12 months is that all of our code is housed in an AI software program, and we're literally just asking this software to improve itself, or we're saying, add this feature."

Alongside these operational efficiencies, AITX's RAD ROAMEO™ autonomous mobile security vehicles are moving toward initial client deployments. The Company is transitioning production from its Waterloo, Ontario R&D facility to Detroit to support expanded manufacturing capacity.

"Very excited about the initial deployments, very excited about potential publicity that will get out of those deployments. Very excited about the profile of some of those clients. So, keep your eye on ROAMEO. Keep your eye on SARA™. Those are a large part of our concentration right now, because we feel that we could be the incumbent in that space moving forward," added Reinharz.

AITX is also  progressing its SARA (Speaking Autonomous Responsive Agent) agentic AI platform, positioning it as a market leader in AI-driven autonomous security, while new developments for the RIO™ (ROSA Independent Observatory) solution are in progress.

The Company anticipates continued press coverage and further disclosures in the weeks ahead as these initiatives mature.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/